EXHIBIT 3


                                 NEFF CORP.
                           3750 N.W. 87TH STREET
                            MIAMI, FLORIDA 33178


                                            August 3, 2000

United Rentals, Inc.
Four Greenwich Office Park
Greenwich, CT 06830

Gentlemen:

               The purpose of this letter is to amend and supplement certain provisions of that certain letter agreement by and between Donaldson, Lufkin & Jenrette, as Exclusive Agent for Neff Corp. and United Rentals, Inc., dated May 12, 1999 (the "Agreement"). Capitalized terms utilized herein but not otherwise defined, shall have the same meanings ascribed to such terms in the Agreement.

               1. The Agreement is hereby amended by deleting in its entirety the last sentence of the first full paragraph on page 2 and replacing it with the following sentence, which shall read as follows:

               "You agree that you and your affiliates will not, prior to August 2, 2001, employ or attempt to employ or divert an employee of the Company or any of its affiliates; provided, however, it shall not be a breach of this Agreement if employees of the Company or its affiliates are solicited or hired by any of your employees that have no access, directly or indirectly, to the Evaluation Material. Additionally, this non-solicitation and non-employment provision shall not apply to general solicitations of employment made by you through general employment advertisements, such as newspaper advertisement or similar general forms of solicitation."

               2. The Agreement is hereby amended by deleting in its entirety the first sentence of the last paragraph on page 3 and replacing it with the following sentence, which shall read as follows:

               "You agree that, prior to August 2, 2001, unless you shall have been specifically invited by the Company or the Board of Directors of the Company, neither you nor any of your representatives acting on your behalf will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to affect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Exchange Act), (c) otherwise act alone or in concert with others, to seek control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing."

               3. The Agreement is hereby amended by adding an additional sentence at the end of the carry-over paragraph beginning on page 3 and ending on page 4, such additional sentence to read as follows:

               "Notwithstanding the foregoing provisions of this paragraph, if, after the date hereof, the Board of Directors of the Company (or any authorized committee thereof) recommends or approves a transaction or agreement in principle with any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would result in such person or "group" beneficially owning more than 35% of the outstanding voting securities of the Company (or a successor to the Company in a merger or consolidation transaction), not beneficially owned by such person or "group" on the date hereof, or all or substantially all of its assets or a transaction involving a merger, consolidation, tender or exchange offer, recapitalization or other business combination or similar transaction involving the Company or its subsidiaries, or that would result in such person or group having the right to elect or appoint a majority of the members of the Company's Board of Directors, or any person or "group" has offered or proposed to engage in any of the foregoing or has commenced or publicly announced its intention to commence a tender or exchange offer for more than 35% of the outstanding voting securities of the Company, not beneficially owned by such person or "group" on the date hereof, then you and your affiliates and Representatives who have received the Evaluation Material shall not be prohibited thereafter from taking any of the actions described in the foregoing provisions of this paragraph and the provisions of this paragraph shall terminate and be of no further force or effect."

               4. The Agreement is hereby amended by deleting in its entirety the second to last paragraph on page 5 and replacing it with the following sentence, which shall read as follows:

               "This Agreement shall expire on August 2, 2002."

               5. This amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. This amendment may be signed in counterparts (including via facsimile transmission), all of which, when taken together, shall constitute one and the same instrument. This amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               If you agree with the foregoing, please sign and return one copy of this letter.

                                            Very truly yours,

                                            NEFF CORP.


                                            By: /s/ Mark Irion
                                               ----------------------------
                                            Name:  Mark Irion
                                            Title: Chief Financial Officer


Agreed and accepted:

United Rentals, Inc.


By:   /s/ John Milne
     ------------------------
Name:   John N. Milne
Title:  Vice Chairman